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                                                                    Exhibit 99.1



Press Announcement


FOR IMMEDIATE RELEASE

IA Corporation Contact:
LESLIE ALVAREZ
IA Corporation
(510) 450-6802
leslie.alvarez@ia-us.com



       IA CORPORATION ANNOUNCES CLOSING OF CONVERTIBLE PREFERRED STOCK
                                   FINANCING
               IA Receives $4 Million in Preferred Stock Financing

EMERYVILLE, Calif. August 2, 1999 - IA Corporation (Nasdaq:IACPC), a leading provider of document commerce software for the Internet, today announced that on July 30, 1999 it closed a $4.0 million convertible preferred stock financing. The financing was led by Warburg Pincus, the Company's largest shareholder.

The Company issued 400 shares of Series B Preferred Stock at a purchase price of $10,000 per share. Each share of Series B Preferred Stock will be convertible into approximately 5,229 shares of the Company's Class B Common Stock. The conversion price of the Series B Preferred Stock is $1.9125 per share, which represents a 20% premium over the average closing price of the Company's Common Stock during the ten days prior to subscription. The conversion price is not subject to any reset or "floating" adjustment, other than standard anti-dilution protection. The Series B Preferred Stock will be entitled to cumulative annual dividends of 7% of the purchase price, which are payable semi-annually in cash or, at the option of the Company, in kind in shares of the Company's Class B Common Stock. The Class B Common Stock is convertible into Common Stock. Upon the occurrence of certain events, the Series B Preferred Stock has a liquidation preference equal to the initial purchase price plus accrued but unpaid dividends. The Series B Preferred Stock will also be entitled to certain registration rights.
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Proceeds from the financing will be used to support the Company's acquisition strategy, ramp up its marketing, IT and sales organizations and to address ongoing working capital needs.

"We are excited with the IA business direction that combines the Internet, Business Intelligence and real-time delivery of information. IA's technology allows businesses to better serve and market to their customers," said Stewart Gross, Managing Director of Warburg Pincus. "Organizations that embrace this technology will be well positioned to reap the benefits that superior understanding of the customer can bring."

"Completing this financing gives us the resource base to further expand our document commerce solutions," said Kevin Moran, President and CEO. "We have a very aggressive plan to ensure that we are continually providing best of breed products for our customers to access, analyze and deliver information. These products, such as CyberStatement(TM), enable companies to realize the Internet's full potential by presenting customer documents on line thus allowing for a Web centric model of customer service, customer self service and one-to-one marketing."

About IA Corporation

IA Corporation, headquartered in Emeryville, Calif., develops and delivers software products that allow leading edge financial services organizations to integrate the power of the Internet with their network document repositories to provide the ultimate in customer service, one-to-one marketing and business intelligence.

This press release contains forward-looking statements, including but not limited to statements regarding the planned use of financing proceeds, the Company's strategy, business direction and technology, as well as the benefits of the Company's current and future products. Actual results may differ materially as a result of a number of factors including successful use of the financing proceeds, successful execution of the Company's strategy, the ability of the Company's current and future products to achieve anticipated benefits and customer acceptance of the Company's products. Other risk factors that could affect future results are described in IA's annual report on Form 10-K for the year ended December 31, 1998, and the company's 10-Q for the quarter ended March 31, 1999.